Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated March 24, 2008 with respect to the balance sheets of Xfone 018 Ltd. as of December 31, 2007 and 2006 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended.  We consider these statements equivalent to reissuance of the original report dated March 24, 2008 and have performed no additional procedures and made no additional investigations or inquiries as to events since that date.  We understand that our Report of Independent Registered Public Accounting Firm dated March 24, 2008 was used in connection with the audit of the consolidated financial statements of Xfone, Inc. and its subsidiaries for the fiscal year ended December 31, 2007, and will be filed in connection with Amendment No. 2 of the Registration Statement on Form S-1 of Xfone, Inc.

/s/ Yarel + Partners C.P.A. (Isr.)
Yarel + Partners C.P.A (Isr.)
Tel Aviv, Israel
Date: August 28, 2008